Exhibit 21.01
Our principal subsidiaries and equity-accounted affiliates as at February 22, 2016 were:

Company Name	Voting Interest	Jurisdiction of Organization	Subsidiary / Equity-Accounted Affiliate
CME Bulgaria B.V.	94%	Netherlands	Subsidiary
BTV Media Group EAD	94%	Bulgaria	Subsidiary
Radiocompany C.J. OOD	69.56%	Bulgaria	Subsidiary
Balkan Media Group	21.62%	Bulgaria	Cost Investment
Media Pro Sofia EOOD	100%	Bulgaria	Subsidiary (in liquidation)

Nova TV d.d.	100%	Croatia	Subsidiary

CET 21 spol. s r.o.	100%	Czech Republic	Subsidiary
Čertova nevěsta, s.r.o.	100%	Czech Republic	Subsidiary

Pro TV S.R.L.	100%	Romania	Subsidiary

CME Slovak Holdings B.V.	100%	Netherlands	Subsidiary
MARKÍZA-SLOVAKIA, spol. s r.o.	100%	Slovak Republic	Subsidiary
PMT, s.r.o.	31.5%	Slovak Republic	Cost investment

MMTV 1 d.o.o.	100%	Slovenia	Subsidiary (in liquidation)
Produkcija Plus d.o.o.	100%	Slovenia	Subsidiary
POP TV d.o.o.	100%	Slovenia	Subsidiary
Kanal A d.o.o.	100%	Slovenia	Subsidiary
Euro 3 TV d.o.o.	42%	Slovenia	Equity-Accounted Affiliate

Pro Digital S.R.L.	100%	Moldova	Subsidiary
Central European Media Enterprises N.V.	100%	Curacao	Subsidiary
CME Media Enterprises B.V.	100%	Netherlands	Subsidiary
CME Programming B.V.	100%	Netherlands	Subsidiary
CME Investments B.V.	100%	Netherlands	Subsidiary
CME Media Services Limited	100%	United Kingdom	Subsidiary
CME Services s.r.o.	100%	Czech Republic	Subsidiary
CME Media Enterprises Limited	100%	Bermuda	Subsidiary
CME Media Pro B.V.	100%	Netherlands	Subsidiary
Glavred-Media LLC	10%	Ukraine	Cost Investment